UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2008
FRANKLIN BANK CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32859 (Commission File Number)	11-3626383 (I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 680	Houston, Texas 77042

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 339-8900
Not applicable.

(Former name or former address, if changed since last report.)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
     Item 1.03. Bankruptcy or Receivership.
     On November 7, 2008, Franklin Bank, S. S. B. (the “Bank”), the wholly-owned subsidiary of Franklin Bank Corp. (“Franklin”), was closed by the Texas Department of Savings and Mortgage Lending (the “TDSML”) and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver of the Bank.
     Franklin’s principal asset was its indirect ownership of the common stock of the Bank, and, as a result of the receivership of the Bank, Franklin has very limited remaining tangible assets. As the owner of all of the capital stock of the Bank, Franklin would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, at this time, Franklin does not expect that it will realize any recovery.
     Franklin issued a press release disclosing the foregoing on November 7, 2008, a copy of which is attached hereto as Exhibit 99.1.
Section 8 — Other Events
     Item 8.01 Other Events.
     Effective November 7, 2008, Franklin entered into a Stipulation and Consent Agreement with the Office of Thrift Supervision and the TDSML agreeing to the issuance of an Order to Cease and Desist (the “Company Order”). Effective November 4, 2008, the Bank entered into a Stipulation and Consent Agreement with the FDIC and the TDSML agreeing to the issuance of an Order to Cease and Desist (the “Bank Order”). The Company Order and Bank Order are filed as Exhibit 99.2 and Exhibit 99.3, respectively, to this Form 8-K and incorporated into this Item 8.01 by reference.
     On November 3, 2008, Franklin failed to make the interest payment due on its 4% Contingent Convertible Senior Notes due 2027 (“Notes”) as required by the terms of the Notes and the indenture governing the Notes.
Section 9 — Financial Statements and Exhibits
     Item 9.01 Financial Statements and Exhibits
(d) Exhibits.
99.1	Press Release of Franklin Bank Corp., dated November 7, 2008.

99.2	Consent Order with the OTS and the TDSML dated November 7, 2008.

99.3	Consent Order with the FDIC and the TDSML dated November 4, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.

Dated: November 10, 2008

	By:	/s/ Alan E. Master Alan E. Master
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Franklin Bank Corp., dated November 7, 2008

99.2	Consent Order with the OTS and the TDSML dated November 7, 2008

99.3	Consent Order with the FDIC and the TDSML dated November 4, 2008